                                                                      EX-99.B16



               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                      VANGUARD PREFERRED STOCK FUND, INC.

1.  Average Annual Total Return (As of October 31, 1997)
                  n
         P (1 + T)  = ERV
    Where:   P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
           ERV = ending redeemable value at the end of the period

EXAMPLE:
--------
 One Year
 --------

      P = $1,000
      T = +12.44%
      N = 1
    ERV = $1,124.36

 Five Years
 ----------

      P = $1,000
      T = +9.73%
      N = 5
    ERV = $1,590.79


 Ten Years
 ---------

      P = $1,000
      T = +11.25%
      N = 10
    ERV = $2,904.51

2. YIELD (30 Days Ended October 31, 1997)

  Yield = 2    a - b      6
            [( ------ + 1) - 1]
               c x d

  Where: a = dividends and interest paid during the period b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

EXAMPLE:
--------
          a = $1,657,644.18
          b = $78,037.43
          c = $31,484,796.64
          d = $10.17
      Yield = 5.99%